Exhibit 99.1

 Contact: Donald S. Hom
          President and Chief Executive Officer
          (973)-694-0330


           LINCOLN PARK BANCORP ANNOUNCES EARNINGS FOR THE YEAR 2005
                       AND THE DECEMBER 31, 2005 QUARTER
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Lincoln Park, New Jersey, February 2, 2006 - Lincoln Park Bancorp (the
"Company"), the holding company of Lincoln Park Savings Bank, announced net income of $576,000 for the year ended December 31, 2005 as compared to net income of $404,000 for the year ended December 31, 2004. Also, the Company generated net income of $128,000 for the fourth quarter of 2005, as compared to net income of $111,000 for the fourth quarter of 2004.

At December 31, 2005, the Company had total assets of $93.9 million and stockholders' equity of $13.4 million. In addition, the Company had net loans of $66.4 million, total deposits of $54.4 million and total borrowings of $25.5 million as of December 31, 2005.

Lincoln Park Savings Bank is a New Jersey state-chartered savings bank that conducts its business from its main office in Lincoln Park, New Jersey. The Bank completed its mutual holding company reorganization and the Company consummated its stock offering on December 16, 2004. The Company's common stock is traded on the OTC Bulletin Board under the symbol "LPBC".

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, thereafter, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.